Exhibit 99.1

New York Community Bancorp, Inc. Reports 3rd Quarter 2013 Diluted Non-GAAP Cash EPS of $0.28(1) and Diluted GAAP EPS of $0.26

Board of Directors Declares 39th Consecutive Quarterly Cash Dividend of $0.25 per Share

3Q 2013 Highlights

  Solid Earnings, Strong Returns:

  - The Company generated 3Q 2013 GAAP earnings of $114.2 million, providing a 1.11% return on average tangible assets and a 14.86% return on average tangible stockholders’ equity. (2)

  Robust Held-for-Investment Loan Production:

  - $3.4 billion of loans held for investment were originated in the quarter, exceeding the trailing quarter’s volume by $927.8 million, or 37.9%.

  Stellar Asset Quality:

  - Non-performing non-covered assets declined $54.7 million sequentially, to $196.9 million, representing 0.46% of total non-covered assets at 9/30/2013; in the nine months ended at that date, non-performing non-covered assets declined by $93.8 million, or 32.3%.
  - Net charge-offs declined to $4.4 million, representing 0.01% of average loans (non-annualized) in 3Q 2013.

  Margin Strength:

  - The net interest margin was 3.04% in the current third quarter, reflecting prepayment penalty income of $39.6 million recorded in connection with robust activity in the Company’s multi-family space.

  Continued Efficiency:

  - Operating expenses declined to $146.2 million in the current third quarter, representing 1.32% of average assets and contributing to an efficiency ratio of 42.39%.

  Solid Capital Measures:

  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.61% of tangible assets. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--October 23, 2013--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $114.2 million, or $0.26 per diluted share, for the three months ended September 30, 2013, and $355.4 million, or $0.80 per diluted share, for the nine months ended at that date.

The Company also reported cash earnings of $124.5 million, or $0.28 per diluted share, for the current third quarter and $385.5 million, or $0.88 per diluted share, for the current nine-month period. (1)

__________

Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

Commenting on the Company’s third quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, “The last three months were significant for the opportunities they provided to demonstrate the strength of our business model and the particular merits of our core business strategies. Reflecting significant loan and asset growth and the stellar quality of our assets, we generated third quarter GAAP earnings of $114.2 million, bringing our nine-month GAAP earnings to $355.4 million, or $0.80 per diluted share.

“Looking next at our balance sheet, one cannot help but notice that our assets rose $1.6 billion from the year-end 2012 balance to a Company high of $45.8 billion at September 30, 2013. Most of that growth occurred in just the last quarter, and was driven by the production of multi-family loans in our traditional lending niche.

“Of the $3.4 billion of loans we produced for investment in the current third quarter, $2.6 billion, or 77.6%, were, in fact, multi-family loans. This is the largest volume of multi-family loans we’ve produced in a single quarter—and we’ve been producing multi-family loans for more than 40 years. With nine-month originations rising $1.6 billion year-over-year, to $5.6 billion, our portfolio of multi-family loans grew 8.6% from the balance recorded at the end of December to $20.2 billion, representing 69.2% of total held-for-investment loans at September 30th.

“While activity in our multi-family lending niche was particularly robust this quarter, activity in the mortgage banking space continued to be weak. Sequentially, rate-lock volume fell 50.8%, to $1.2 billion and, as a result, mortgage banking income fell 30.2%, to $16.2 million, during this time.

“Reflecting the diversity of our business model, the decline in mortgage banking income has been largely tempered by the meaningful stream of prepayment penalty income produced by our multi-family and commercial real estate loans. In the current third quarter, prepays added $39.6 million to our interest income and 41 basis points to our margin, which was 3.04%.

“While the meaningful volume of loans we produce is a matter of importance, the quality of our portfolio is also paramount. Accordingly, we are very pleased by the improvements in our asset quality measures, which included a 21.7% linked-quarter decline in non-performing non-covered assets and a 25.6% linked-quarter decline in non-performing non-covered loans.  As a result, non-performing non-covered assets represented 0.46% of total non-covered assets at the end of September, a linked-quarter improvement of 15 basis points.  We also are encouraged by the marked decline in loans 30 to 89 days past due to $9.9 million--a 75.1% reduction from $39.7 million at the end of June.”

Board of Directors Declares $0.25 per Share Dividend Payable on November 19, 2013

“The quality of our assets, together with our capacity for lending, have enabled us to maintain a consistent position of capital strength. In view of the strength of our capital and of our third quarter earnings, the Board of Directors last night declared our 39th consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on November 19th to shareholders of record at the close of business on November 7, 2013," Mr. Ficalora said.

Balance Sheet Summary

Assets totaled $45.8 billion at the end of September, reflecting a $1.6 billion increase from the June 30th balance and a comparable increase from the balance at December 31, 2012.

Loans

Loans totaled $32.4 billion at the end of September, up $513.4 million from the June 30th balance and $580.6 million from the balance at December 31, 2012. The September 30th balance was equivalent to 70.7% of total assets; the comparable measures were 72.1% and 72.0%, respectively, at the earlier dates.

Loans Held for Investment

Loans held for investment represented $29.2 billion, or 63.7%, of total assets at the end of September, growing $1.1 billion, or 4.0%, from the June 30th balance and $1.9 billion, or 6.9%, from the balance at December 31, 2012.

Exceeding the record volume of loans in the pipeline last reported, originations of held-for-investment loans were a record $3.4 billion in the current third quarter, exceeding the volume produced in the trailing and year-earlier quarters by $927.8 million and $1.3 billion, respectively. In the nine months ended September 30, 2013, originations of held-for-investment loans totaled $8.1 billion, exceeding the year-earlier volume by $1.9 billion, or 31.2%.

Multi-family loans represented $5.6 billion of loans produced for investment in the current nine-month period, exceeding the year-earlier volume by $1.6 billion, or 39.7%. Included in the current nine-month amount were third quarter originations of $2.6 billion, exceeding the trailing-quarter volume by $1.2 billion and the year-earlier third-quarter volume by $976.9 million. The marked increases were attributable to the continued improvement in the local (i.e., Metro New York) real estate market, where transaction activity has been particularly robust.

Commercial real estate (“CRE”) loans represented $1.3 billion of loans produced for investment in the current nine-month period, $407.1 million less than the volume produced in the first nine months of 2012. Included in the current nine-month amount were third quarter originations of $273.0 million, reflecting sequential and year-over-year declines of $397.3 million and $19.2 million, respectively.

The following table provides additional information about the multi-family and CRE loan portfolios:

(dollars in thousands)	September 30, 2013		June 30, 2013		December 31, 2012
Multi-Family Loan Portfolio:
Loans outstanding	$20,197,158		$19,239,079		$18,605,185
Percent of held-for-investment loans	69.2%		68.6%		68.2%
Average loan size	$4,477		$4,276		$4,107
Expected weighted average life	3.0	years	3.0	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,246,698		$7,311,516		$7,436,950
Percent of held-for-investment loans	24.8%		26.1%		27.3%
Average loan size	$4,658		$4,603		$4,571
Expected weighted average life	3.2	years	3.3	years	3.4	years

Also included in loans held for investment at the end of September were acquisition, development, and construction loans of $401.9 million; one-to-four family loans of $490.8 million; and commercial and industrial (“C&I”) loans of $793.6 million, after nine-month originations of $127.5 million, $333.6 million, and $695.6 million, respectively. Included in the latter amount were third-quarter C&I loan originations of $300.8 million; of this amount, $86.8 million consisted of specialty finance loans.

Loans Held for Sale

With refinancing activity largely constrained by higher interest rates in the residential real estate market, the outstanding balance of loans held for sale fell 62.8% and 76.6%, respectively, to $281.3 million, from $756.6 million and $1.2 billion, respectively, at June 30, 2013 and December 31, 2012. The average balance of loans held for sale was $451.0 million in the current third quarter, down $317.2 million, or 41.3%, from the trailing-quarter average and $644.4 million, or 58.8%, from the average in the third quarter of 2012. In the first nine months of 2013 and 2012, the Company originated loans held for sale of $5.5 billion and $7.9 billion, including third-quarter originations of $1.1 billion and $2.9 billion, respectively.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $133.4 million and $385.3 million, respectively, to $2.9 billion, from the balances recorded at June 30, 2013 and December 31, 2012. Covered loans thus represented 9.0% of total loans at the end of September, down from 9.5% and 10.3%, respectively, at the earlier period-ends.

In the three and nine months ended September 30, 2013, accretion on the covered loan portfolio was $38.2 million and $118.5 million, respectively.

Pipeline

The Company currently has a loan pipeline of approximately $3.0 billion, including loans held for investment of approximately $2.5 billion and one-to‐four family loans held for sale of approximately $535.0 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The table on the following page reflects the improvements in the balances of non-performing non-covered loans and assets over the three and nine months ended September 30, 2013.

(dollars in thousands)	September 30, 2013	June 30, 2013	December 31, 2012
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$ 69,016	$112,904	$163,460
Commercial real estate	34,475	30,329	56,863
Acquisition, development, and construction	3,629	6,737	12,091
One-to-four family	10,663	10,881	10,945
Total non-accrual non-covered mortgage loans	$117,783	$160,851	$243,359
Other non-accrual non-covered loans	6,581	6,242	17,971
Total non-performing non-covered loans	$124,364	$167,093	$261,330
Non-covered other real estate owned	72,491	84,478	29,300
Total non-performing non-covered assets	$196,855	$251,571	$290,630

The level of net charge-offs also reflected improvement, amounting to $4.4 million in the current third quarter, down from $4.7 million and $8.9 million, respectively, in the trailing and year-earlier three months. Net charge-offs thus represented 0.01% of average loans (non-annualized) in the current third quarter, consistent with the trailing-quarter measure and an improvement from 0.03% in the three months ended September 30, 2012.

In addition, the balance of loans 30 to 89 days past due was dramatically lower at the end of September than it was at June 30th and December 31st. Specifically, loans 30 to 89 days past due fell to $9.9 million at the close of the current third quarter, from $39.7 million and $27.6 million, respectively, at the earlier dates. As a result, total delinquencies (i.e., the sum of non-performing non-covered assets and non-covered loans 30 to 89 days past due) fell $84.6 million, or 29.0%, on a linked-quarter basis, to $206.7 million; the nine-month decline was $111.5 million, or 35.0%.

The following table presents the Company's asset quality measures at or for the three months ended September 30, 2013, June 30, 2013, and December 31, 2012:

	September 30, 2013	June 30, 2013	December 31, 2012
Non-performing non-covered loans to total
non-covered loans	0.43%	0.60%	0.96%
Non-performing non-covered assets to total
non-covered assets	0.46	0.61	0.71
Net charge-offs during the period to average loans
during the period (non-annualized)	0.01	0.01	0.01
Allowance for losses on non-covered loans to non-
performing non-covered loans	113.63	84.20	53.93
Allowance for losses on non-covered loans to total
non-covered loans	0.48	0.50	0.52

Securities

Largely reflecting an increase in government-sponsored enterprise (“GSE”) obligations, securities rose $1.1 billion and $2.2 billion, respectively, to $7.1 billion, over the three and nine months ended September 30, 2013. The September 30th balance was equivalent to 15.5% of total assets; the comparable measures were 13.4% and 11.1%, respectively, at June 30, 2013 and December 31, 2012. Securities held to maturity represented $6.8 billion, or 95.7%, of total securities at the end of September; in addition, GSE obligations represented 94.6% of total securities at that date.

Funding Sources

Deposits totaled $25.3 billion at the end of September, rising $21.5 million from the June 30th balance and $431.8 million from the balance at December 31, 2012. The September 30th balance represented 55.3% of total assets, as compared to 57.2% and 56.4%, respectively, at the earlier dates.

The three-month rise in deposits was driven by a $511.8 million increase in NOW and money market accounts to $9.9 billion, together with a $414.9 million increase in savings accounts to $5.8 billion. The combined increase was largely offset by a $765.5 million decline in certificates of deposit (“CDs”) to $7.1 billion, coupled with a $139.7 million decline in non-interest-bearing accounts to $2.4 billion. The nine-month increase in deposits was driven by similar factors, with NOW and money market accounts rising $1.2 billion and savings accounts rising $1.6 billion, only to be tempered by the combination of a $2.0 billion reduction in CDs and a $378.4 million reduction in non-interest-bearing accounts.

In concert with the sequential rise in interest-earning assets, the Company increased its use of wholesale borrowings in the third quarter of this year. Wholesale borrowings totaled $14.2 billion at the end of September, a $1.6 billion increase from the June 30th balance and a $1.1 billion increase from the balance at December 31, 2012. The September 30th balance represented 31.0% of total assets; the comparable measures were 28.6% and 29.6% at the earlier period-ends.

Stockholders’ Equity

The Company recorded stockholders’ equity of $5.7 billion at the end of the current third quarter, an $8.6 million increase from the June 30th balance and a $40.8 million increase from the balance at year-end 2012. Similarly, tangible stockholders’ equity rose $12.7 million and $53.5 million, respectively, to $3.2 billion, over the three and nine months ended September 30, 2013. Reflecting the respective increases, book value per share rose to $12.92 at the end of September and tangible book value per share rose to $7.35. (2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank (together, the “Banks”) continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release. Furthermore, if the Basel III Capital Rules, as fully phased in, had been effective at the end of September, it is management’s expectation that the Company and the Banks would have met all capital adequacy requirements under such rules at that date.

Earnings Summary for the Three Months Ended September 30, 2013

The Company generated GAAP earnings of $114.2 million, or $0.26 per diluted share, in the current third quarter, as compared to $122.5 million, or $0.28 per diluted share, in the second quarter of this year. The reduction in earnings was primarily due to lower mortgage banking income, as a further rise in residential mortgage interest rates in the current third quarter continued to discourage refinancing activity. The impact of the decline in mortgage banking income was, to a large degree, tempered by the benefits of strong prepayment penalty income and robust production in the Company’s multi-family lending niche.

Net Interest Income

Net interest income totaled $294.2 million in the current third quarter, down $5.7 million from the level recorded in the second quarter of this year. The linked-quarter decrease was attributable to an $8.9 million decline in interest income to $427.7 million, which was tempered by a $3.2 million decline in interest expense to $133.4 million. In addition, the Company’s net interest margin was 3.04% in the current third quarter, as compared to 3.15% in the trailing three-month period.

The following factors contributed to the linked-quarter declines in the Company’s net interest income and margin:

  Prepayment penalty income accounted for $39.6 million of the interest income recorded in the current third quarter, as compared to $44.4 million--a Company record--in the second quarter of 2013. In addition, prepayment penalty income contributed 41 basis points to the Company’s current third-quarter margin, as compared to a record 47 basis points in the trailing three months.
  The average balance of interest-earning assets rose $853.5 million, to $38.8 billion, as a $430.7 million decrease in the average loan balance to $31.5 billion was exceeded by a $1.3 billion increase in the average balance of securities and money market investments to $7.3 billion. The decline in the average balance of loans was largely attributable to the decline in the portfolio of loans held for sale, as previously mentioned. In addition, the decline in the average balance of loans was accompanied by a 16-basis point reduction in the average yield on such assets, with five basis points of the decline stemming from the decrease in prepayment penalty income and 11 basis points stemming from the replenishment of the portfolio with lower-yielding loans.
  The average balance of interest-bearing liabilities rose $787.5 million during this time, to $36.0 billion, as a $980.2 million increase in average borrowed funds, to $13.4 billion, exceeded the impact of a $192.7 million decrease in average interest-bearing deposits, to $22.6 billion. Notwithstanding the increase in the average balance, the average cost of interest-bearing liabilities fell nine basis points sequentially, to 1.47%, in the current third quarter, as a three-basis point decline in the average cost of interest-bearing deposits was coupled with a 32-basis point decline in the average cost of borrowed funds.

Provisions for Loan Losses

In the third quarter of 2013, the Company recorded a provision for losses on non-covered loans of $5.0 million, consistent with the provision recorded in the second quarter of this year.

By comparison, the Company increased the provision for losses on covered loans to $9.5 million in the current third quarter from $4.6 million in the trailing three-month period. The increase was attributable to a decline in the credit quality of certain loan pools that were acquired in the Company’s FDIC-assisted transactions. Because such loans are covered by FDIC loss sharing agreements, the respective loan loss provisions were partly offset by FDIC indemnification income of $7.6 million and $3.7 million, recorded in non-interest income in the corresponding periods.

Non-Interest Income

Non-interest income totaled $50.7 million in the current third quarter, down $3.0 million from the trailing-quarter amount. The decrease was primarily due to a $7.0 million decline in mortgage banking income to $16.2 million and, to a lesser extent, a $1.2 million decline in other non-interest income to $8.2 million. The impact of these reductions was partly offset by a $3.9 million increase in FDIC indemnification income, as previously noted, and, to a lesser extent, an $896,000 increase in net securities gains to $1.0 million.

While mortgage banking income continues to represent the Company’s largest source of non-interest income, the level has been adversely impacted by a decline in refinancing activity, as the rise in residential mortgage interest rates has dramatically dampened loan demand. As a result, income from originations accounted for $5.8 million of mortgage banking income in the current third quarter, an $11.3 million, or 65.9%, decline from the trailing-quarter amount. The latter decline was partly offset by an increase in servicing income, which was $10.4 million in the current third quarter and $6.1 million in the trailing three months.

Non-Interest Expense

Non-interest expense declined $1.3 million from the level recorded in the trailing quarter, to $150.3 million in the three months ended September 30, 2013. Operating expenses represented $146.2 million of the current third-quarter total, down $1.3 million from the trailing-quarter amount.

The linked-quarter decline in operating expenses was largely attributable to a $1.1 million reduction in general and administrative expense to $44.8 million. Compensation and benefits expense fell modestly, to $77.1 million, exceeding a more modest rise in occupancy and equipment expense, to $24.3 million.

Income Tax Expense

Income tax expense totaled $66.0 million in the current third quarter, reflecting pre-tax income of $180.2 million and an effective tax rate of 36.61%.

About New York Community Bancorp, Inc.

With assets of $45.8 billion at September 30, 2013, New York Community Bancorp, Inc. is currently the 20th largest bank holding company in the nation and a leading producer of multi‐family mortgage loans in New York City, with an emphasis on apartment buildings that feature below‐market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 237 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, October 23, 2013, at 9:30 a.m. (Eastern Time) to discuss its third quarter 2013 performance and strategies. The conference call may be accessed by dialing (866) 952-1907 (for domestic calls) or (785) 424-1826 (for international calls) and providing the following access code: 3Q13NYCB. A replay will be available approximately two hours following completion of the call through midnight on October 27th, and may be accessed by calling (800) 723-0532 (domestic) or (402) 220-2655 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 20, 2013.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10‐K for the year ended December 31, 2012 and our Forms 10-Q for the three months ended March 31, 2013 and June 30, 2013, including in the Risk Factors section of these and other SEC reports. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$1,253,562	$2,427,258
Securities:
Available-for-sale	305,703	429,266
Held-to-maturity	6,777,715	4,484,262
Total securities	7,083,418	4,913,528
Loans held for sale	281,289	1,204,370
Non-covered mortgage loans held for investment:
Multi-family	20,197,158	18,605,185
Commercial real estate	7,246,698	7,436,950
One-to-four family	490,829	203,434
Acquisition, development, and construction	401,873	397,288
Total non-covered mortgage loans held for investment	28,336,558	26,642,857
Non-covered other loans held for investment	836,838	641,607
Total non-covered loans held for investment	29,173,396	27,284,464
Less: Allowance for losses on non-covered loans	(141,314)	(140,948)
Non-covered loans held for investment, net	29,032,082	27,143,516
Covered loans	2,898,803	3,284,061
Less: Allowance for losses on covered loans	(69,897)	(51,311)
Covered loans, net	2,828,906	3,232,750
Total loans, net	32,142,277	31,580,636
Federal Home Loan Bank stock, at cost	552,830	469,145
Premises and equipment, net	264,470	264,149
FDIC loss share receivable	516,008	566,479
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	19,305	32,024
Other assets (includes $34,565 and $45,115, respectively, of other real estate owned covered
by loss sharing agreements)	1,496,132	1,455,750
Total assets	$45,764,133	$44,145,100

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$9,949,689	$8,783,795
Savings accounts	5,838,552	4,213,972
Certificates of deposit	7,140,653	9,120,914
Non-interest-bearing accounts	2,380,456	2,758,840
Total deposits	25,309,350	24,877,521
Borrowed funds:
Wholesale borrowings	14,203,070	13,067,974
Other borrowings	362,372	362,217
Total borrowed funds	14,565,442	13,430,191
Other liabilities	192,296	181,124
Total liabilities	40,067,088	38,488,836
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 440,873,285 and 439,133,951
shares issued, and 440,868,895 and 439,050,966 shares outstanding, respectively)	4,409	4,391
Paid-in capital in excess of par	5,339,501	5,327,111
Retained earnings	412,742	387,534
Treasury stock, at cost (4,390 and 82,985 shares, respectively)	(65)	(1,067)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	2,762	12,614
Net unrealized loss on the non-credit portion of other-than-temporary impairment
losses, net of tax	(5,968)	(13,525)
Pension and post-retirement obligations, net of tax	(56,336)	(60,794)
Total accumulated other comprehensive loss, net of tax	(59,542)	(61,705)
Total stockholders’ equity	5,697,045	5,656,264
Total liabilities and stockholders’ equity	$45,764,133	$44,145,100

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2013	2013	2012	2013	2012
Interest Income:
Mortgage and other loans	$370,341	$388,156	$394,935	$1,125,496	$1,199,600
Securities and money market investments	57,334	48,418	47,776	151,560	144,729
Total interest income	427,675	436,574	442,711	1,277,056	1,344,329

Interest Expense:
NOW and money market accounts	8,613	9,777	9,106	27,565	27,196
Savings accounts	6,285	5,206	3,288	15,512	10,349
Certificates of deposit	20,206	21,782	23,516	64,223	70,725
Borrowed funds	98,340	99,925	121,851	300,465	366,039
Total interest expense	133,444	136,690	157,761	407,765	474,309
Net interest income	294,231	299,884	284,950	869,291	870,020
Provision for losses on non-covered loans	5,000	5,000	10,000	15,000	40,000
Provision for losses on covered loans	9,467	4,618	2,820	18,587	21,268
Net interest income after provisions
for loan losses	279,764	290,266	272,130	835,704	808,752

Non-Interest Income:
Mortgage banking income	16,205	23,216	52,581	65,530	146,069
Fee income	9,799	9,961	9,427	28,532	28,618
Bank-owned life insurance	7,916	7,337	6,781	22,506	23,168
Gain on sales of securities	1,019	123	510	17,764	1,369
FDIC indemnification income	7,573	3,694	2,256	14,869	17,015
Other income	8,212	9,414	10,102	30,819	25,619
Total non-interest income	50,724	53,745	81,657	180,020	241,858

Non-Interest Expense:
Operating expenses:
Compensation and benefits	77,083	77,400	74,416	237,989	221,624
Occupancy and equipment	24,342	24,159	22,956	72,101	68,089
General and administrative	44,785	45,925	51,094	135,279	154,280
Total operating expenses	146,210	147,484	148,466	445,369	443,993
Amortization of core deposit intangibles	4,117	4,181	4,855	12,719	14,934
Total non-interest expense	150,327	151,665	153,321	458,088	458,927
Income before income taxes	180,161	192,346	200,466	557,636	591,683
Income tax expense	65,961	69,829	71,668	202,244	213,420
Net Income	$114,200	$122,517	$128,798	$355,392	$378,263

Basic earnings per share	$0.26	$0.28	$0.29	$0.80	$0.86
Diluted earnings per share	$0.26	$0.28	$0.29	$0.80	$0.86

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 11 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended September 30, 2013, June 30, 2013, and September 30, 2012, and for the nine months ended September 30, 2013 and 2012, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
GAAP Earnings	$114,200	$122,517	$128,798	$355,392	$378,263
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-
related benefit plans	5,663	5,426	5,140	16,626	15,476
Associated tax effects	483	378	375	797	340
Amortization of core deposit intangibles	4,117	4,181	4,855	12,719	14,934
Total additional contributions to tangible stockholders’ equity (1)	10,263	9,985	10,370	30,142	30,750
Cash earnings	$124,463	$132,502	$139,168	$385,534	$409,013

Diluted GAAP Earnings per Share	$0.26	$0.28	$0.29	$0.80	$0.86
Add back:
Amortization and appreciation of shares held in stock-
related benefit plans	0.01	0.01	0.02	0.04	0.04
Associated tax effects	--	--	--	0.01	--
Amortization of core deposit intangibles	0.01	0.01	0.01	0.03	0.03
Total additions	0.02	0.02	0.03	0.08	0.07
Diluted cash earnings per share	$0.28	$0.30	$0.32	$0.88	$0.93

Cash Earnings Data:
Cash return on average assets	1.12%	1.21%	1.29%	1.17%	1.29%
Cash return on average tangible assets (1)	1.19	1.28	1.37	1.24	1.37
Cash return on average stockholders’ equity	8.89	9.45	10.02	9.16	9.84
Cash return on average tangible stockholders’ equity (1)	15.85	16.85	18.06	16.32	17.82
Cash efficiency ratio (2)	40.74	40.17	39.10	40.86	38.54

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 11 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2013, June 30, 2013, and December 31, 2012, and the nine months ended September 30, 2013 and 2012, follow:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
	2013	2013	2012	2013	2012
(in thousands)
Total Stockholders’ Equity	$5,697,045	$5,688,461	$5,656,264	$5,697,045	$5,642,465
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(19,305)	(23,422)	(32,024)	(19,305)	(36,734)
Tangible stockholders’ equity	$3,241,609	$3,228,908	$3,188,109	$3,241,609	$3,169,600

Total Assets	$45,764,133	$44,185,838	$44,145,100	$45,764,133	$44,093,795
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(19,305)	(23,422)	(32,024)	(19,305)	(36,734)
Tangible assets	$43,308,697	$41,726,285	$41,676,945	$43,308,697	$41,620,930

Tangible Stockholders’ Equity	$3,241,609	$3,228,908	$3,188,109	$3,241,609	$3,169,600
Add back: Accumulated other comprehensive loss,
net of tax	59,542	57,805	61,705	59,542	57,674
Adjusted tangible stockholders’ equity	$3,301,151	$3,286,713	$3,249,814	$3,301,151	$3,227,274

Tangible Assets	$43,308,697	$41,726,285	$41,676,945	$43,308,697	$41,620,930
Add back: Accumulated other comprehensive loss,
net of tax	59,542	57,805	61,705	59,542	57,674
Adjusted tangible assets	$43,368,239	$41,784,090	$41,738,650	$43,368,239	$41,678,604

Average Stockholders’ Equity	$5,599,495	$5,607,616	$5,498,040	$5,612,547	$5,542,140
Less: Average goodwill and core deposit intangibles	(2,458,145)	(2,462,265)	(2,471,204)	(2,462,313)	(2,480,980)
Average tangible stockholders’ equity	$3,141,350	$3,145,351	$3,026,836	$3,150,234	$3,061,160

Average Assets	$44,343,284	$43,860,167	$43,087,846	$43,819,599	$42,293,878
Less: Average goodwill and core deposit intangibles	(2,458,145)	(2,462,265)	(2,471,204)	(2,462,313)	(2,480,980)
Average tangible assets	$41,885,139	$41,397,902	$40,616,642	$41,357,286	$39,812,898

Net Income	$114,200	$122,517	$122,843	$355,392	$378,263
Add back: Amortization of core deposit intangibles,
net of tax	2,470	2,509	2,826	7,632	8,960
Adjusted net income	$116,670	$125,026	$125,669	$363,024	$387,223

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
September 30, 2013	June 30, 2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,510,340	$370,341	4.70%	$31,941,012	$388,156	4.86%
Securities and money market investments	7,335,838	57,334	3.11	6,051,650	48,418	3.19
Total interest-earning assets	38,846,178	427,675	4.40	37,992,662	436,574	4.60
Non-interest-earning assets	5,497,106	5,867,505
Total assets	$44,343,284	$43,860,167
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$9,433,792	$8,613	0.36%	$9,299,177	$9,777	0.42%
Savings accounts	5,799,629	6,285	0.43	5,045,908	5,206	0.41
Certificates of deposit	7,335,210	20,206	1.09	8,416,283	21,782	1.04
Total interest-bearing deposits	22,568,631	35,104	0.62	22,761,368	36,765	0.65
Borrowed funds	13,437,190	98,340	2.90	12,456,990	99,925	3.22
Total interest-bearing liabilities	36,005,821	133,444	1.47	35,218,358	136,690	1.56
Non-interest-bearing deposits	2,449,792	2,793,703
Other liabilities	288,176	240,490
Total liabilities	38,743,789	38,252,551
Stockholders’ equity	5,599,495	5,607,616
Total liabilities and stockholders’ equity	$44,343,284	$43,860,167
Net interest income/interest rate spread	$294,231	2.93%	$299,884	3.04%
Net interest margin	3.04%	3.15%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$17,683,213	$14,898	0.33%	$17,138,788	$14,983	0.35%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended September 30,
2013	2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,510,340	$370,341	4.70%	$30,916,239	$394,935	5.11%
Securities and money market investments	7,335,838	57,334	3.11	5,182,436	47,776	3.69
Total interest-earning assets	38,846,178	427,675	4.40	36,098,675	442,711	4.90
Non-interest-earning assets	5,497,106	7,106,401
Total assets	$44,343,284	$43,205,076
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$9,433,792	$8,613	0.36%	$8,842,331	$9,106	0.41%
Savings accounts	5,799,629	6,285	0.43	4,127,076	3,288	0.32
Certificates of deposit	7,335,210	20,206	1.09	9,472,750	23,516	0.99
Total interest-bearing deposits	22,568,631	35,104	0.62	22,442,157	35,910	0.64
Borrowed funds	13,437,190	98,340	2.90	12,354,988	121,851	3.92
Total interest-bearing liabilities	36,005,821	133,444	1.47	34,797,145	157,761	1.80
Non-interest-bearing deposits	2,449,792	2,555,893
Other liabilities	288,176	294,345
Total liabilities	38,743,789	37,647,383
Stockholders’ equity	5,599,495	5,557,693
Total liabilities and stockholders’ equity	$44,343,284	$43,205,076
Net interest income/interest rate spread	$294,231	2.93%	$284,950	3.10%
Net interest margin	3.04%	3.17%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.04	x

Core deposits (1)	$17,683,213	$14,898	0.33%	$15,525,300	$12,394	0.32%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Nine Months Ended
September 30, 2013	September 30, 2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,688,402	$1,125,496	4.74%	$30,764,635	$1,199,600	5.20%
Securities and money market investments	6,283,197	151,560	3.21	5,076,957	144,729	3.80
Total interest-earning assets	37,971,599	1,277,056	4.48	35,841,592	1,344,329	5.00
Non-interest-earning assets	5,848,000	6,452,286
Total assets	$43,819,599	$42,293,878
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$9,235,741	$27,565	0.40%	$8,816,279	$27,196	0.41%
Savings accounts	5,122,937	15,512	0.40	4,063,996	10,349	0.34
Certificates of deposit	8,198,470	64,223	1.05	8,183,101	70,725	1.15
Total interest-bearing deposits	22,557,148	107,300	0.64	21,063,376	108,270	0.69
Borrowed funds	12,762,357	300,465	3.15	12,917,141	366,039	3.78
Total interest-bearing liabilities	35,319,505	407,765	1.54	33,980,517	474,309	1.86
Non-interest-bearing deposits	2,638,304	2,495,421
Other liabilities	249,243	275,800
Total liabilities	38,207,052	36,751,738
Stockholders’ equity	5,612,547	5,542,140
Total liabilities and stockholders’ equity	$43,819,599	$42,293,878
Net interest income/interest rate spread	$869,291	2.94%	$870,020	3.14%
Net interest margin	3.05%	3.23%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.05	x

Core deposits (1)	$16,996,982	$43,077	0.34%	$15,375,696	$37,545	0.33%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2013	2013	2012	2013	2012
GAAP EARNINGS DATA:
Net income	$114,200	$122,517	$128,798	$355,392	$378,263
Basic earnings per share	0.26	0.28	0.29	0.80	0.86
Diluted earnings per share	0.26	0.28	0.29	0.80	0.86
Return on average assets	1.03%	1.12%	1.19%	1.08%	1.19%
Return on average tangible assets (1)	1.11	1.21	1.29	1.17	1.30
Return on average stockholders’ equity	8.16	8.74	9.27	8.44	9.10
Return on average tangible stockholders’ equity (1)	14.86	15.90	17.10	15.36	16.87
Efficiency ratio (2)	42.39	41.71	40.50	42.44	39.93
Operating expenses to average assets	1.32	1.35	1.37	1.36	1.40
Interest rate spread	2.93	3.04	3.10	2.94	3.14
Net interest margin	3.04	3.15	3.17	3.05	3.23
Effective tax rate	36.61	36.30	35.75	36.27	36.07
Shares used for basic EPS computation	439,435,579	439,452,048	437,787,688	439,199,487	437,692,411
Shares used for diluted EPS computation	439,435,579	439,455,346	437,793,352	439,203,458	437,697,437

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(2)	We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Sept. 30,	June 30,	Dec. 31,
	2013	2013	2012
CAPITAL MEASURES:
Book value per share	$12.92	$12.90	$12.88
Tangible book value per share (1)	7.35	7.32	7.26
Stockholders’ equity to total assets	12.45%	12.87%	12.81%
Tangible stockholders’ equity to tangible assets (1)	7.48	7.74	7.65
Tangible stockholders’ equity to tangible assets excluding
accumulated other comprehensive loss, net of tax (1)	7.61	7.87	7.79

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

	Sept. 30,	June 30,	Dec. 31,
	2013	2013	2012
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Leverage capital ratio	8.21%	8.25%	8.33%
Tier 1 risk-based capital ratio	12.31	12.58	12.50
Total risk-based capital ratio	13.08	13.33	13.22
New York Commercial Bank
Leverage capital ratio	11.31%	10.95%	11.59%
Tier 1 risk-based capital ratio	16.45	16.44	16.64
Total risk-based capital ratio	16.98	16.99	17.24

(1)	The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032